Exhibit 10.06

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated as of April 26, 2012 (the “Effective Date”), by and between D Bar Leasing Inc, a Texas Corporation, with its principal place of business at 6710 E. I-20, Abilene, Texas 79601, as seller (“Seller”), and  Worthington Energy, Inc., a Nevada corporation, with its principal place of business at 220 Montgomery Street, No.1094, San Francisco, California 94104 (“Purchaser”):

RECITALS:

1. Seller and Purchaser have agreed to the terms and conditions pursuant to which i) Seller will convey certain leases and related assets, including the wells located thereon, to Purchaser (with the leases (the “Leases”) and the assets (the “Assets”) being identified on Exhibit A), ii) Purchaser will undertake and subsidize work-over operations on the fifteen individual wells and one infrastructure facility (collectively, the “Work-Over Wells,” identified on Exhibit B) pursuant to the terms of those AFEs identified on Exhibit C (the “Work-Over Well AFEs”), iii)  Seller and Purchaser will establish a framework for evaluating and conducting drilling and work-over operations on other wells on the Leases (the “Remaining Wells”), iv) Purchaser will issue Seller 2,500,000 restricted shares in Purchaser, and v) the establishment of a Right of Participation in favor of Purchaser.

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE OF LEASES AND RELATED ASSETS; WORK-OVER OPERATIONS; ISSUANCE OF STOCK

Section 1.1                      Purchase of Leases and Related Assets.  Subject to the terms and conditions contained herein, Seller hereby agrees to sell, transfer, assign, convey and deliver to Purchaser, free and clear of all encumbrances, and Purchaser hereby agrees to purchase, accept and acquire from Seller, the stipulated working interest in the Leases (the “Stipulated Interest”), the Work-Over Wells, and Assets for the sum of Three Million Five Hundred Thousand and No/100ths Dollars ($3,500,000.00) (the “Acquisition Consideration”). The conveyance shall be in the form attached as Exhibit D hereto (the “Conveyance”) and shall further provide that Seller retains a 15% carried interest in the Leases, Work-Over Wells, and Assets conveyed therein. For these purposes, the Stipulated Interest shall represent a working interest percentage of no less than those working interest percentages shown on Exhibit E. The Parties acknowledge that, in order for Seller to deliver the full Stipulated Interest at Closing, Seller may enter into agreements with third parties (“Third Parties”) to acquire additional working interests (each one, an “Additional Working Interest”) sufficient to establish the threshold working interest percentage required to constitute the full Stipulated Interest.  At Closing i) Purchaser shall deduct monies from the Acquisition Consideration to pay any Third Parties to whom Seller owes consideration for an Additional Working Interest (“Additional Working Interest Consideration”) and ii) Seller shall be entitled to all amounts of the Acquisition Consideration remaining after deducting the Additional Working Interest Consideration paid to Third Parties and any other amounts required to satisfy any judgments, liens, or any other encumbrances affecting the Stipulated Interest.

Section 1.2  Work-Over Wells. The Parties agree that Purchaser will subsidize work-over operations on the Work-Over Wells identified on Exhibit B pursuant to the Work-Over Well AFEs. The Work-Over Well AFEs represent an investment in work-over operations for the Work-Over Wells in the total amount of One Million Fifty-Eight Thousand and No/100ths Dollars ($1,058,000.00). Purchaser will execute the Work-Over Well AFEs at Closing. The Parties will develop a schedule pursuant to which Purchaser will conduct the work-over operations contemplated by the Work-Over Well AFEs.

Section 1.3   Remaining Wells.  Following the work-over of the Project Wells, the Parties will evaluate the existing wells and the drilling of new wells located on the Leases (the “Remaining Wells”) for purposes of determining which Remaining Wells are appropriate for drilling or a work-over operation and the extent of the investment required for such. In all such cases, Purchaser will fund any drilling and/or work-over operation agreed to by the Parties. For purposes of informing the Parties’ analysis of whether any particular Remaining Well is suitable for drilling or a work-over operation or further development, Purchaser will commission reserve and engineering reports of the Leases, including the areas affected by the Remaining Wells (the “Reports”), all to enable the Parties to determine the viability and priority of each Remaining Well for further development.

Section 1.4  Operatorship. The Parties agree that Seller will serve as operator for all wells located on the Leases, including the Work-Over Wells, the Remaining Wells, and any new wells, under the terms of that Operating Agreement attached as Exhibit F (the “Operating Agreement”).

Section 1.5    Restricted Shares. At Closing, Purchaser shall issue Seller 2,500,000 restricted shares of Purchaser’s common stock (the “Worthington Shares”).

Section 1.6.  Closing.  The Closing shall occur at the offices of Purchaser on or before forty-five days from the execution hereof (the “Closing Date”).  At Closing, the Parties shall execute the Conveyance, the Operating Agreement, and the the Work-Over Well AFEs, and Seller shall execute an shareholder representation letter (the “Investment Letter”) in connection with the issuance of the Worthington Shares.

           Section 1.7.  Assumed Obligations. Purchaser shall assume all obligations relating to or associated with Leases and Assets, including the Work-Over Wells and the Remaining Wells, from and after the Effective Date. This includes the obligation to plug and abandon all wells and any related facilities. Purchaser shall defend, indemnify, and hold Seller harmless from any and all obligations that Purchaser has assumed hereunder.

           Section 1.8.  Reconciliation of Post Effective Date Revenues.  At Closing, Seller shall provide Purchaser with an estimate of net revenues collected and expenses incurred in connection with the operation of the Leases and Assets, including the Work-Over Wells and the Remaining Wells, for the period from the Effective Date through the Closing. No later than 45 days following the Closing, Seller shall provide Purchaser with a schedule (the “Reconciliation Schedule”) and supporting documentation showing all net revenues received and expenses incurred during the period between the Effective Date and the Closing (with the amount of net revenues received less expenses being referred to as the “Reconciliation Amount”) and shall pay Purchaser the Reconciliation Amount by wire transfer. Purchaser retains the right to dispute the Reconciliation Schedule and the Reconciliation Amount.

ARTICLE II

PURCHASER’S RIGHT OF PARTICIPATION

The Parties agree that Purchaser shall have a right to participate (the “Participation Right”), on an equal basis with Seller, in  any prospect or opportunity that Seller identifies, develops, or is presented. This Participation Right is not limited by geographical area, though the Parties anticipate that, given the Seller’s area of operations and familiarity, the Participation Right will generally apply  to opportunities relating to prospects in Texas.

ARTICLE III

DUE DILIGENCE

Seller shall make available to Purchaser any and all files and records related to the Leases and Assets, including the Work-Over Wells and the Remaining Wells (together, the “Wells”). Without limitation, this includes all files and records relating to the operation, production, sales of production, and payment of royalties on production from the Wells.  Seller shall also provide Purchaser with access to the Leases, the Wells, and any other Assets for purposes of conducting environmental due diligence. In the event that Purchaser determines that there are any environmental or title defects, or any claims or other encumbrances relating to the Leases, Wells, or Assets, Purchaser shall discuss such defects, claims, and encumbrances (collectively, “Defects”) with Seller to see if they can be resolved.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date:

Section 4.1    Organization and Good Standing; Qualification.  Seller is a Texas corporation duly organized, validly existing and in good standing under the laws of the State of Texas, with all requisite corporate power and authority to execute and deliver this Purchase Agreement, the Conveyance, the Work-Over Well AFEs, the Operating Agreement, the Investment Letter, and any other agreement required to consummate this transaction.

Section 4.2    Authorization and Validity.  The execution, delivery and performance by Seller of this Agreement, the Conveyance, the Operating Agreement, the Work-Over Well AFEs, the Investment Letter, and any other agreement required hereunder (as to Seller, the “Seller Agreements”) have been duly authorized by Seller.  This Seller Agreements have been or will be as of the Closing Date duly executed and delivered by Seller and constitute or will constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, specifically including the terms and obligations of the Investment Letter.

Section 4.3    No Violation.  Neither the execution, delivery or performance of the Seller Agreements nor the consummation of this transaction will (i) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, Seller’s organizational documents or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any governmental body having jurisdiction over Seller, the Lease, Wells, or Assets, or any of the Seller Agreements.  Seller has complied with all legal requirements and has filed with the proper authorities all necessary statements and reports.

Section 4.4    Consents; Rights of First Refusal.  Except with regard to outstanding working interests disclosed to Purchaser, no consent, authorization, approval, permit or license of, or filing with, any governmental body, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of the Seller Agreements. Additionally, none of the Leases, Wells, or Assets are bound by rights-of-first refusal.

Section 4.5    Liabilities and Obligations.  There are no liabilities of Seller, accrued, contingent or otherwise (known or unknown and asserted or unasserted), affecting the Lease, Wells, or Assets that have not been paid or provided for payment after closing.

Section 4.6     Compliance with Laws.  There are no existing violations by Seller of any federal, state or local law, ordinance, rule or regulation of any kind that could affect the Lease, Wells, or Assets.

Section 4.7     Finder’s Fee.  Seller has not incurred any obligation for any finder’s, broker’s or agent’s fee in connection with the transactions contemplated hereby.

Section 4.8     Litigation.  There are no legal actions or administrative proceedings or investigations instituted, or to the knowledge of Seller threatened, against or affecting, or that could affect any of the Leases, Wells, or Assets.  Seller is not (i) subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to Seller or to the Lease, Wells, or Assets or (ii) in default with respect to any such order, writ, injunction or decree.  Seller does not know of any basis for any such action, proceeding or investigation.

Section 4.9     Accuracy of Information Furnished.  All information furnished to Purchasers by Seller in connection with this transaction is true, correct and complete in all material respects.  Such information states all facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements are made, true, correct and complete.

Section 4.10   Environmental Matters.

(a)          Environmental Laws.  Neither Seller nor any of the Leases, Wells, or Assets is currently in violation of, or subject to any existing, pending or threatened investigation or inquiry by any governmental authority or to any remedial obligations under, any laws or regulations pertaining to health or the environment (hereinafter sometimes collectively called “Environmental Laws”), including without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§9601 et seq.), as amended from time to time (“CERCLA”) (including without limitation as amended pursuant to the Superfund Amendments and Reauthorization Act of 1986), and regulations promulgated under CERCLA, (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§6901 et seq.), as amended from time to time (“RCRA”), and regulations promulgated thereunder, and (iii) statutes, rules or regulations, whether federal, state or local, relating to asbestos or polychlorinated biphenyls, and this representation and warranty would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to the Lease, Wells, or Assets.

(b)          Use of Leases, Wells, and Assets.  Neither the Leases, Wells, nor Assets have ever been used in a manner that would be in violation of any of the Environmental Laws, including without limitation CERCLA and RCRA.

(c)          Permits.  Seller has obtained and maintained any and all permits, licenses or similar authorizations to operate the Lease, Wells, and Assets in accordance with any Environmental Laws.

(d)          Superfund List.  To the knowledge of Seller, none of the Leases, Wells, or Assets are on any federal or state “Superfund” list or subject to any environmentally related liens.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date:

Section 5.1       Organization and Good Standing.   Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with all requisite power and authority to execute and deliver the Investment Agreements and to consummate this transaction.

Section 5.2       Authorization and Validity.  The execution, delivery and performance by Purchaser of this Agreement, the Conveyance, the Operating Agreement, the Project Well AFEs, and any other agreements required hereunder (as to Purchaser, the “Purchaser Agreements”) have been duly authorized by Purchaser.  The Purchaser Agreements have been or will be as of the Closing Date duly executed and delivered by Purchaser and constitute or will constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.

Section 5.3       No Violation.  Neither the execution, delivery or performance of the Purchaser Agreements nor the consummation of this transaction will (i) conflict with, or result in a violation or breach of the terms, conditions and provisions of Purchaser’s organizational documents or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any governmental body over Purchaser, the Leases, Wells, Assets, or the Purchaser Agreements.

Section 5.4        Finder’s Fee.  Purchaser has not incurred any obligation for any finder’s, broker’s or agent’s fee in connection with this transaction.

ARTICLE VI

SELLER’S COVENANTS

Seller agrees that between the date hereof and the Closing:

Section 6.1       Consummation of Agreement.  Seller shall use its best efforts to cause the consummation of this transaction in accordance with its terms and conditions.

Section 6.2       Access.  As further provided in Article II, Seller shall permit Purchaser and its representatives full access to the Lease, Wells, Assets, and all related facilities and equipment for purposes of inspection and making environmental assessments.  Further, Seller shall make available to Purchaser and its representatives, for purposes of inspection and copying, all of its files, documents, records and information relating to the Leases, Wells, and Assets, and their operation, including, without limitation, all production records for the Wells.

Section 6.3       Contracts.  Seller shall provide copies of any contracts or permits relating to the Leases, Wells, and Assets, to the operation of such Wells and facilities, and to any production from such Wells. Purchaser access to all of its files and records relating thereto for purposes of inspection and copying.

Section 6.4       Material Change.  Seller shall promptly inform Purchaser in writing of any material adverse change in the condition of the Leases, Wells, and Assets, including any material change in the productive capacity of the Wells.

Section 6.5       Approvals of Third Parties.  Seller shall use its best efforts to secure, as soon as practicable after the date hereof, all necessary approvals and consents of third parties to the consummation of the transaction contemplated hereby.

Section 6.6       Maintenance of Contracts.  Except with Purchaser’s prior written consent, Seller shall not waive any right or cancel any contract, debt or claim nor will it assume or enter into any contract, lease, license, obligation, indebtedness, commitment, purchase or sale except in the ordinary course of business.

Section 6.7        No Releases or Encumbrances.  Seller shall not, without the prior written approval of Purchaser, dispose of, release or encumber any of the Lease, Wells, or Assets.

Section 6.8        Negotiation with Others.  Seller shall not solicit or participate in negotiations with (and Seller shall use its best efforts to prevent any affiliate, shareholder, director, officer, employee or other representative or agent of Seller from negotiating with, soliciting or participating in negotiations with) any third party with respect to the sale of the Leases, Wells, or Assets or any transaction inconsistent with  that contemplated hereby.

Section 6.9        Payment of Liabilities.  Seller covenants and agrees to pay, satisfy and discharge all debts, liabilities and obligations associated with the Leases, Wells, and Assets for the period prior to the Effective Date, and to provide evidence of such payment to Purchasers at or prior to Closing.

ARTICLE VII

PURCHASER’S CONDITIONS PRECEDENT

Except as may be waived in writing by Purchaser, the obligations of Purchaser hereunder are subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

Section 7.1       Representations and Warranties.  The representations and warranties of Seller contained herein shall have been true and correct in all respects when initially made and shall be true and correct in all respects as of the Closing Date.

Section 7.2       Covenants and Conditions.  Seller shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by Seller prior to the Closing Date.

Section 7.3       Proceedings.  No action, proceeding or order by any court or governmental body or agency shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of this transactions.

Section 7.4        No Material Adverse Change.  No material adverse change in the Leases, Wells, or Assets shall have occurred since the date of this Agreement, including the productive capacities of the Wells.

Section 7.5        Title; Environmental.  As of the Closing Date, Seller has good, merchantable title to the Seller Interest in the Leases, Wells, Assets, and related facilities free and clear of all liens and encumbrances, all to Purchaser’s satisfaction. Likewise, Purchaser shall have assured itself that there are no environmental defects related to the Lease, Wells, Asset, and related facilities

Section 7.6        Due Diligence Review.  Purchaser shall have completed a due diligence review of the Leases, Wells, and Assets and all records related to such Leases, Wells, and Assets, is satisfied, in its sole discretion, with the physical condition of the Leases, Wells, and Assets, and is satisfied with the environmental condition of the Leases, Wells, and Assets.

Section 7.7        Contracts.  Purchaser is satisfied, in its sole discretion, that the Leases, Wells, and Assets have been properly maintained in force and effect and that Seller is in compliance with all of its obligations under any agreements related to the Leases, Wells, and Assets.

Section 7.8         Consents.  All necessary consents to Purchaser’s acquisition of the Leases, Wells, and Assets have been obtained.

Section 7.9          Financing Approval. Purchaser shall have obtained financing on terms acceptable to Purchaser, in its sole discretion.

ARTICLE VIII

SELLER’S CONDITIONS PRECEDENT

Except as may be waived in writing by Seller, the obligations of Seller hereunder are subject to fulfillment at or prior to the Closing Date of each of the following conditions:

Section 8.1          Representations and Warranties.  The representations and warranties of Purchaser contained herein shall be true and correct in all respects as of the Closing Date.

Section 8.2          Covenants and Conditions.  Purchaser shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date.

Section 8.3          Proceedings.  No action, proceeding or order by any court or governmental body or agency shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of this transactions.

ARTICLE IX

POST CLOSING MATTERS

Section 9.1          Continued Cooperation.  The Parties shall cooperate in obtaining any necessary consents and approvals to the transfer of the Leases, Wells, and Assets, including any agreements. Further, Seller agrees, at the request of Purchaser, to take all reasonable action as may be necessary or appropriate to vest in Purchaser good and marketable title to Leases, Wells, and Assets.

ARTICLE X

SPECIFIC PERFORMANCE

           Both Seller and Purchaser shall have the right to enforce the obligations arising under this Purchase Agreement by specific performance.

ARTICLE XI

MISCELLANEOUS

Section 11.1          Amendment.  This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto.

Section 11.2          Assignment.  Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by Purchaser to an affiliate of Purchaser.

Section 11.3         Parties In Interest; No Third Party Beneficiaries.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto.  Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

Section 11.4         Entire Agreement.  This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 11.5         Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 11.6         Survival of Representations, Warranties and Covenants.  The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any Exhibit or other instrument delivered by or on behalf of Seller or Purchaser pursuant to this Agreement shall be deemed to have been representations and warranties by Seller or Purchaser, as the case may be, and, notwithstanding any provision in this Agreement to the contrary, shall survive the Closing for a period of two years.

Section 11.7         Indemnity/Waiver. Seller and Purchaser each agree to indemnify and hold harmless the other Party from any and all losses, including attorney fees, incurred as a result of  claims, suits, judgments, causes of action, regulatory or administrative proceedings, or other legal actions of any nature, arising out of or in connection with their ownership or operation of the Leases, Wells, and Assets and/or, subject to Section 11.6, arising out of breach by either Party of any representations, covenants, or warranties contained herein or granted by law.  Consummation of the transaction contemplated herein shall not act as a waiver by either Party of any rights afforded to such Party either by law or by virtue of this Agreement.

Section 11.8          Relationship of Parties:  This Agreement is not intended to create, and shall not be construed to create, a relationship of partnership or an association for profit between or among the parties hereto for any purposes.  It is not the intention of the parties hereto to create, nor shall this Agreement be construed as creating, a mining or other partnership, joint venture, agency relationship or association, or to render the parties liable as partners, co-venturers, or principals.

Section 11.9          Governing Law.  This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the substantive laws of the State of Texas.

Section 11.10        Captions.  The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

Section 11.11        Notices.  Any notice or communication hereunder or in any agreement entered into in connection with the transactions contemplated hereby must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person.  Such notice shall be deemed received on the date on which it is hand-delivered or on the third business day following the date on which it is so mailed.  For purposes of notice, the addresses of the parties shall be:

If to Purchasers:

Worthington Energy, Inc.
220 Montgomery Street, No. 1094
San Francisco, California  94104
Attention: Mr. Charles Volk
Telephone:  415.529.3480
Fax:  415.592.5990
Email: chasv@paxenergyinc.com

If to Seller: D Bar Leasing P.O. Box 1418 Abilene, Texas 79604 Attention: Mr. Danny Hyde Telephone: 325.676.1142 Fax: 325.690.1584 Email: Danny.Hyde54@gmail.com

Any party may change its address for notice by written notice given to the other parties in accordance with this Section.

Section 11.12          Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

PURCHASER: WORTHINGTON ENERGY, INC. /s/ ANTHONY MASON By: Anthony Mason Title: Chief Executive Officer

SELLER: D BAR LEASING, INC. /s/ DANNY K. HYDE By: Danny K. Hyde Title: Chief Executive Officer